Exhibit 4.13

English Summary of the Hebrew Original

Amendment no. 8 to the Credit Agreement dated March 14, 2013 that was made and entered in Tel Aviv, on March 26, 2018

By and Among:	The Entities Listed in Annex 1 of the Credit Agreement
in their capacities as lenders (hereinafter: the "Lenders")
of the first part;

and:	Bank Hapoalim Ltd.
in its capacity as the Credit Manager
and in its capacity as the Securities' Trustee
(hereinafter: "Bank Hapoalim")
of the second part;

and:	Ceragon Networks Ltd.
Company number 51-235244-4
of 24 Raoul Wallenberg St., Tel Aviv, 6971920
(hereinafter: the "Borrower")

of the third part;

(each of the Lenders, the Credit Manager, the Securities' Trustee and the Borrower shall be referred to hereinbelow as a "Party" and jointly as the "Parties")

Whereas
on March 14, 2013, the Borrower entered into a credit agreement with the Lenders (hereinafter: the "Credit Agreement"), in the framework of which, and by virtue of which, inter alia, the "Credit" was made available to the Borrower; and

Whereas
on November 3, 2013, following the Borrower's request to make various amendments to the Credit Agreement, Amendment no. 1 to the Credit Agreement was executed by and among the Parties, and on April 29, 2014, following the Borrower's request to make additional amendments to the Credit Agreement, instead of the amendments that were made to the Credit Agreement in the framework of Amendment no. 1, Amendment no. 2 to the Credit Agreement was executed by and among the Parties, and on March 31, 2015, following the Borrower's request to make various amendments to the Credit Agreement, inter alia, instead of various amendments that were made to the Credit Agreement in the framework of Amendment no. 2 and remained in force, Amendment no. 3 to the Credit Agreement was executed by and among the Parties (hereinafter: "Amendment no. 3") and on March 10, 2016, following the Borrower's request to make various amendments to the Credit Agreement, inter alia, instead of various amendments that were made to the Credit Agreement in the framework of Amendment no. 3, Amendment no. 4 to the Credit Agreement was executed by and among the Parties, and on December 6, 2016, following the Borrower's request to make various amendments to the Credit Agreement, inter alia, instead of various amendments that were made to the Credit Agreement in the framework of Amendment no. 3 and remained in force, Amendment no. 5 to the Credit Agreement was executed by and among the Parties (hereinafter: "Amendment no. 5"), and on March 30, 2017, following the Borrower's request to make various amendments to the Credit Agreement, Amendment no. 6 to the Credit Agreement was executed by and among the Parties (hereinafter: "Amendment no. 6"), and on February 12, 2018, following the Borrower's request to make various amendments to the Credit Agreement, Amendment no. 7 to the Credit Agreement was executed by and among the Parties (hereinafter, jointly, the "Amendments"); and

Whereas
pursuant to the directive of the Director General of the Antitrust Authority (hereinafter: the "Director General") pursuant to which Bank Hapoalim Ltd and the other bank (hereinafter: "Bank") shall not be allowed to concurrently join together in the same credit consortium, and in light of specific directives that were issued by the Director General in connection with the Credit Agreement, the Borrower approached the remaining lenders (hereinafter: the "Remaining Lenders"), in the framework of Amendment no. 6, and requested to extend the Credit Agreement until March 31, 2018, without Bank taking part in the consortium, and that the Remaining Lenders take Bank's place in the Credit (as defined in the Credit Agreement), pro rata to each of the Remaining Lender's relative portion of the Credit, all as specified in Amendment no. 6; and

Whereas
the Borrower approached the Director General and requested to allow Bank to rejoin the Credit Agreement, and on January 31, 2018, the Director General notified the Borrower that it shall not prohibit the joining of Bank Hapoalim and Bank in the same credit consortium as long as the terms and conditions of Section 2 of the draft of the Antitrust (Block Exemption for Syndication Loans Arrangements) Rules, 5777-2017 (hereinafter: the "Block Exemption Draft"); and the Borrower represented to the Lenders that the terms and conditions of Section 2 of the Block Exemption Draft are fulfilled such that, inter alia, without Bank Hapoalim and Bank's participation in the consortium it will not be able to receive similar terms of credit (as stated in the Block Exemption Draft); and in light of that stated, the Borrower approached the Remaining Lenders and Bank and requested to amend the Credit Agreement such that Bank shall resume being part of the Lenders in the Credit Agreement, such that the amendments that were made in Amendment no. 6 (regarding this matter) shall be cancelled; and

Whereas
additionally, the Borrower approached the Remaining Lenders and requested to make various additional amendments to the Credit Agreement and to the Amendments, as specified in this Amendment below; and in reliance upon the veracity of the Borrower's representations and warranties in the Credit Agreement and in this Amendment, as specified below, and the fulfillment of all of its undertakings as specified in the Credit Agreement, as amended in this Amendment, the Remaining Lenders agreed to the Borrower's request, all subject to and in accordance with the terms and conditions and the provisions of the Credit Agreement and this Amendment;

Now, Therefore, it has been represented, stipulated and agreed among the Parties, as follows:

1.	General

1.1
The preamble to this Amendment constitutes an integral part hereof. All of the terms mentioned above and below in this Amendment shall have the meaning given to them in them in the Credit Agreement, unless explicitly stated otherwise.

1.2	For the removal of doubt it is agreed that this Amendment constitutes part of the Credit Documents, as defined in Section 2 of the Credit Agreement.

1.3
In addition to any representation, warranty or undertaking of the Borrower in the Credit Agreement or in the other "Credit Documents" (as such term is defined in the Credit Agreement) or in any other document or agreement that was or shall be delivered to the Lenders in connection with the Credit or in connection with the securities, and without prejudicing or derogating from any of the above (unless as is warranted pursuant to this Amendment), the Borrower represents, confirms and undertakes towards the Lenders and to the position holders as follows:

1.3.1	That the Borrower has and continues to precisely and entirely comply with all the provisions of the Credit Agreement;

1.3.2
That all of the Borrower's representations that are specified in the Credit Agreement (other than those specified in Sections 15.1.2, 15.1.3(a), 15.1.5, 15.1.6, 15.1.10, 15.1.11 and 15.1.16) remain true and correct as of the date of the execution of this Amendment;

1.3.3
That (a) the Borrower has obtained all of the resolutions, consents, authorizations, permits and approvals required under its documents of incorporation, under any law and under the directive of any authority, with respect to making this Amendment or with respect to the Credit Agreement and its annexes; (b) there is no need to adopt resolutions or receive any other approvals or consents; (c) all of the measures and actions that are required in order to duly approve its engagement under this Amendment have been taken; (d) all of the Borrower's undertakings under, in the framework of or in connection with this Amendment or the Credit Agreement or the other Credit Documents are legal, in force, valid, binding and enforceable against it, as per their terms and conditions.

1.3.4
That the terms and conditions of Section 2 of the Block Exemption Draft are fulfilled such that, inter alia, without Bank Hapoalim and Bank's participation in the consortium, the Borrower will not be able to receive similar terms of credit (as stated in the Block Exemption Draft and in its terms and conditions therein); and that the Borrower is aware of the fact that the Lenders are relying on its said representation.

2.	Extension of the Final Repayment Date

2.1
As of the date of execution of this Amendment, Section 2 of the Credit Agreement shall be amended such that the definition of "Final Repayment Date" existing therein shall be deleted and the following shall come in its stead:

""Final Repayment Date" means June 30, 2020."

3.	Adding an Additional Lender

3.1
As of the date of execution of this Amendment, Sections 3.1-3.5 of Amendment no. 6 shall be cancelled such that the amendments appearing therein shall be deleted such that Bank shall resume being a Lender in the framework of the Credit Agreement.

3.2	In accordance with the amendment specified in Section 3.1 above, Annex 1 of the Credit Agreement shall be replaced by Annex [●] of this Amendment.

3.3
Commencing from the date of execution of this Amendment, Section 16.28.5 of the Credit Agreement shall be amended such that Annex 16.28.5 of the Credit Agreement shall be replaced by Annex [●]of this Amendment.

3.4
For the avoidance of doubt, any bank guarantee that was issued and/or extended by Bank at the request of the Borrower, as of the date of the signing of this Amendment and has not expired or was not canceled, will be a valid bank guarantee in accordance with Section 4.7 of the Credit Agreement so that it will be part of the bank guarantee credit line of Bank, and only the terms of the Credit Agreement will apply to it and the other credit documents (including the instructions relating to the securities of the Credit Agreement, breach scenarios and immediate repayment). The above shall be applicable on condition that the sum of all the bank guarantees issued by Bank does not exceed the sum of the bank guarantee credit line that is permitted for use with Bank in accordance with Exhibit 1 of the Credit Agreement.

3.5
As from the signing of this Amendment, the “Poalim Guarantee” (as defined in Ceragon’s letter to Bank dated 30.3.2017) will be canceled and will not be valid, so that it will not guarantee any longer the debts and commitments of the Borrower to Bank Hapoalim. Soon after the signing of this Amendment, the Borrower and Bank will approach Bank Hapoalim for the cancelation of the Poalim Guarantee and will submit to Bank Hapoalim the applicable documents for that. For avoidance of doubt it is clarified, that the Borrower will be obligated to pay all payments under the Poalim Guarantee, until such time as Bank Hapoalim approves that all the applicable documents have been submitted for the cancellation of the Poalim Guarantee.

4.	Additional Undertakings

4.1	As of the date of execution of this Amendment, the Credit Agreement shall be amended such that the following definitions shall be added thereto:

"Operating Profit"
means the aggregate amount of the Borrower's net earnings before interest and taxes (whether current taxes or changes to deferred taxes), during the four consecutive quarters ending on December 31, 2018. The above-said accounting figures shall be determined in accordance with that specified in the Borrower's financial statements, except that if the said figures are not specified in such financial statements, the Borrower shall deliver to the Lenders (via the Credit Manager) a confirmation that is signed by the Borrower's auditors regarding these figures, as per the Lenders' request (via the Credit Manager)."

"The Examination Date"
means 14 days following the date of the publication of the Borrower's audited consolidated financial statements for December 31, 2018, and in any event no later than 90 (ninety) days following December 31, 2018"

4.2	As of the date of this Amendment, the Credit Agreement shall be amended such that following Section 16.30 of the Credit Agreement, the following section shall appear:

"16.31 The Borrower undertakes to present a positive Operating Profit in its financial statements for December 31, 2018. The Borrower hereby represents and agrees that if and to the extent it shall not so present a positive Operating Profit, the Lenders shall be entitled to notify the Borrower (via the Manager), as per their sole discretion, regarding advancing the Final Repayment Date such that is shall occur no later than June 30, 2019."

5.	Interest and Commissions

5.1
As of the date of execution of this Amendment, Section 2 of the Credit Agreement shall be amended such that the definition "[the] Spread" which exists therein shall be deleted and the following shall appear in its place:

""[The] Spread"	means, a rate of up to 2.7% (two percent and seventy one-hundredths of a percent)"

5.2
As of the date of execution of this Amendment, Section 28.2.1.1 of the Credit Agreement shall be amended such that in the seventh line, the words "annual rate of 1.25% (one percent and twenty five one-hundredths of a percent)" shall be replaced by the words "annual rate of 0.8% (eighty one-hundredths of a percent)".

5.3
With respect to the bank guarantees that shall be issued and/or extended and/or renewed by a Lender, as of the date of execution of this Amendment, Section 28.2.4 of the Credit Agreement shall be amended such that sub-sections 28.2.4.1 and 28.2.4.2 which exist therein shall be amended as follows:

5.3.1
In Section 28.2.4.1 instead of "an amount equal to 1.25% (one percent and twenty five one-hundredths of a percent)" the following shall appear: "an amount equal to 1.1% (one percent and ten one-hundredths of a percent)";

5.3.2
In Section 28.2.4.2 instead of "an amount equal to 2.2% (two percent and twenty one-hundredths of a percent)" the following shall appear: "an amount equal to 1.8% (one percent and eighty one-hundredths of a percent)";

5.4
The Borrower shall pay: (a) to Bank Hapoalim, in its capacity as Credit Manager, and (b) to each Lender, through the Credit Manager, a one-time special payment as was agreed with the Borrower for handling the request to amend the Credit Agreement and this Amendment, all as specified in the accompanying letter, which shall be executed concurrently with the execution of this Amendment by the Borrower and shall be paid upon the execution.

5.5	Any payment as specified above shall be deemed final and absolute, and shall not be refunded to the Borrower for any reason whatsoever.

6.	A Permitted Factoring Transaction

6.1
As of the date of execution of this Amendment and until the Final Repayment Date, Section 16.16 of the Credit Agreement shall be amended such that the existing section shall be deleted and the following shall come in its stead:

"16.16
The Borrower and/or any of the held companies shall not perform Permitted Factoring Transactions in an aggregate sum that at any time exceeds 20 (twenty) million US dollars (hereinafter: the "Allowed Factoring Sum").

Notwithstanding that stated, the Borrower and/or any of the held companies shall be permitted to perform Factoring Transaction (which shall be considered Permitted Factoring Transactions according to the provisions of this agreement) with respect to the sale of their rights to receive accounts receivables from the following clients:

a.
Clients that are among the R Group, in accordance with the transaction with the R Group dated June 17, 2013, in an additional aggregate sum which shall not, at any time, in total, exceed 50 million dollars (fifty million US dollars).

b.	Clients that are among the P Group (including the P company), in an amount which shall not, at any time, in total, exceed 10 million dollars (ten million US dollars) (hereinafter: a "P Transaction").

For the removal of doubt, that stated above shall not derogate from the right of the Borrower or of any of the held companies to perform other Permitted Factoring Transactions with the R Group or with P up to the Allowed Factoring Sum. The Borrower or any of the held companies shall not perform a Factoring Transaction that is not a Permitted Factoring Transaction or any other transaction in the framework of which any of the rights to receive accounts receivables belonging to any of them, shall be sold, endorsed, assigned or otherwise transferred. For the removal of doubt it is clarified that the responsibility to comply with the undertaking under this Section 16.16 lies solely on the Borrower and the held companies, and that a Lender shall be responsible for non-compliance with the said restriction only in the event in which such Lender itself performed Factoring Transactions with the Borrower and/or with a held company in an amount that, at such time, exceeds the Allowed Factoring Sum.

For the removal of doubt, it shall be clarified that the Borrower must confirm that the amount of a Permitted Factoring Transaction be subtracted from the customers' balance, in accordance with acceptable accounting principles.

Additionally, it is agreed that if and to the extent the Borrower shall be obligated to pay any amounts whatsoever to Bank Hapoalim as a result of a P Transaction, then such debt shall be deemed to be part of the "Credit" and of the "Guaranteed Amounts".

7.	Miscellaneous

7.1
Upon the execution of this Amendment, the Borrower shall deliver to the Lenders (via the Manager) a detailed report with respect to all of the Permitted Factoring Transactions that were made thereby until the execution of this Amendment, at such detail that is to the Lenders' satisfaction.

7.2
Unless otherwise expressly set forth in this Amendment, the terms and conditions and the obligations specified in this Amendment do not derogate from or prejudice or modify any other undertaking of the Borrower towards the Lenders or the validity of any security whatsoever that was made available to the benefit of the Securities' Trustee for the Lenders, under and by virtue of the Credit Agreement or the other Credit Documents or any other agreement or document that was or shall be delivered to the Lenders or to a position holder with respect to the Credit, and these shall continue to have full and binding force, including all of the provisions relating to the Lenders' rights to make the Credit immediately payable, all in accordance with and subject to the provisions and the terms and conditions of the Credit Documents.

7.3
This Amendment, unless explicitly stated otherwise herein, is meant to be in addition to all that is stated in the Credit Agreement and in the Amendments, and shall not derogate from or modify or prejudice them, and other than as explicitly specified in this Amendment, all of the rights of the Lenders and of the Borrower under the Credit Agreement, the Amendments and applicable law, are fully reserved.

7.4	This Amendment may be signed by its Parties in one copy or in several separate copies by any of the Parties, which shall all constitute one document.

7.5	This Amendment shall be signed on behalf of the Lenders by Bank Hapoalim in its capacity as the Credit Manager and in its capacity as the Securities' Trustee.

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